FOR IMMEDIATE RELEASE
May 19, 2011	For More Information Contact:
Gregory S. Schreacke
President
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation
Announces Quarterly Earnings

Elizabethtown, Kentucky, May 19, 2011 – First Financial Service Corporation (the Company, NASDAQ: FFKY) today announced a diluted net loss per common share of $(0.49), or ($2,334,000) for the quarter ended March 31, 2011, compared to diluted net income per common share of $0.10, or $491,000 for the quarter ended March 31, 2010.

“We are disappointed with our quarterly performance as our problem assets continued to have a significant impact on earnings,” stated Chief Executive Officer, B. Keith Johnson.  “Our results were impacted by a $2.5 million pre-tax provision on one of our non-performing subdivision development loans due to an updated appraisal received May 5, 2011.  We continue to dedicate a significant amount of resources in working the problem assets through the system.  Our focus for 2011 will be to continue to bring resolution to our problem loans, drive improvements in operational efficiency, and build upon the sustained success of our retail franchise.  We are confident our efforts will get us through this credit cycle.”

The Company entered into loan modifications that suspended principal payments for a certain period on two loan relationships totaling $13.5 million during the quarter ended March 31, 2011, which caused them to be reclassified as restructured loans.  As a result, the percentage of non-performing assets to total assets increased to 6.89% at March 31, 2011 compared to 5.45% at December 31, 2010, and 3.85% from 2009.

The following table provides information with respect to non-performing assets for the periods indicated.

(Dollar in thousands)	3/31/2011	12/31/2010	9/30/2010	12/31/2009

Restructured loans	$18,751	$3,906	$2,008	$9,812
Non-accrual loans	44,899	42,169	58,054	28,186

Total non-performing loans	63,650	46,075	60,062	37,998
Real estate acquired through foreclosure	24,908	25,807	12,781	8,428
Other repossessed assets	39	40	48	103
Total non-performing assets	$88,597	$71,922	$72,891	$46,529

Non-performing loans to total loans	7.42%	5.22%	6.53%	3.82%
Non-performing assets to total assets	6.89%	5.45%	5.84%	3.85%

The Company’s non-performing assets are largely comprised of residential housing development loans and other real estate acquired through foreclosure in Jefferson and Oldham Counties.  Six relationships totaling $42.9 million make up over 48% of our non-performing assets.    These high-end subdivisions, while showing initial progress, have stalled due to the recession.  At March 31, 2011, substantially all of the loan portfolio concentration in these counties has been classified as impaired.   Most of the remaining concentration related to the housing industry is located outside of Jefferson and Oldham counties.  These are smaller subdivision development projects, having stronger guarantors that generally have a sufficient amount of business activity.

We anticipate that economic activity currently surrounding the Company’s market will enhance our local market’s ability to work through this recessionary cycle.  Two primary economic developments are influencing our core market.  Most of our geographic market surrounds the Ft. Knox military base, which has undergone a major transformation as a result of the 2005 Base Realignment and Closure Act.  The Ft. Knox transformation will result in a net increase in employment of 6,500 to the area including 3,500 new civilian families with the Human Resource Command Center.  Additionally, on April 13, 2011, the Commonwealth of Kentucky Cabinet for Economic Development announced that UFLEX Ltd., from Noida, India will locate its first U.S. packaging plan in Hardin County, Kentucky.  This initial $90 million investment will bring 125 jobs to the area with its first phase and ultimately double the investment to $180 million and 250 jobs.

Balance sheet changes during the first quarter of 2011 include a decrease in total assets of $33.3 million to $1.3 billion.  The securities portfolio increased $47.4 million as the Company continued to invest a portion of its overnight liquidity.  Loans receivable, net of unearned fees declined $23.6 million to $858.4 million at March 31, 2011 compared to December 31, 2010.  Total deposits declined $7.1 million primarily due to a $5.7 million decline in certificates of deposit.

Net interest margin decreased to 2.91% at March 31, 2011 compared to 3.05% for the year ended December 31, 2010, compared to 3.12% for the same period in 2010.  The decline is mostly attributed to the Bank’s increased liquidity efforts as well as the increase in the amount of non-performing assets.

Provision for loan loss expense increased by $1.7 million to $3.5 million for the three months ended March 31, 2011, compared to the same period ended March 31, 2010.  Annualized net charge-offs as a percentage of average total loans increased to 0.71% for the three months ended March 31, 2011 as the Company had net charge-offs of $1.5 million during the quarter, largely related to specific reserves on collateral dependent loans.  The allowance for loan losses as a percent of total loans was 2.86% at March 31, 2011 and December 31, 2010.

For the quarter ended March 31, 2011, non-interest income decreased $145,000 to $2.0 million, compared to the quarter ended a year ago.

Non-interest expense increased $1.1 million to $9.4 million for the three months ended March 31, 2011 compared to the same period ended in 2010.  Employee compensation and benefits expense increased $239,000 for the quarter due to higher insurance claims under the self funded insurance plan.  FDIC insurance premiums increased $310,000 due to the higher FDIC insurance rate from the Bank’s regulatory rating.  Expense related to real estate acquired through foreclosure increased $227,000 due to the higher level of properties in this portfolio at March 31, 2011.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves eight contiguous counties encompassing Central Kentucky and the Louisville Metropolitan area, including Southern Indiana, through its 22 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of First Federal Savings Bank. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Adverse conditions in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. First Financial Service Corporation’s results also be adversely affected by further deterioration in business and economic conditions both generally and in the markets we serve; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to First Financial Service Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended by Form 10-K/A filed May 13, 2011 with the Securities and Exchange Commission, including the section entitled “Risk Factors,” and all subsequent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and First Financial Service Corporation undertakes no obligation to update them in light of new information or future events.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP

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FIRST FINANCIAL SERVICE CORPORATION
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(Dollars in thousands, except per share data)	2011	2010

ASSETS:
Cash and due from banks	$9,759	$14,840
Interest bearing deposits	101,170	151,336
Total cash and cash equivalents	110,929	166,176

Securities available-for-sale	243,395	196,029
Securities held-to-maturity, fair value of $122 Mar (2011)
and $126 Dec (2010)	120	124
Total securities	243,515	196,153

Loans held for sale	4,055	6,388
Loans, net of unearned fees	858,350	881,934
Allowance for loan losses	(24,591)	(22,665)
Net loans	837,814	865,657

Federal Home Loan Bank stock	4,909	4,909
Cash surrender value of life insurance	9,439	9,354
Premises and equipment, net	31,773	31,988
Real estate owned:
Acquired through foreclosure	24,908	25,807
Held for development	45	45
Other repossessed assets	39	40
Core deposit intangible	917	994
Accrued interest receivable	7,727	6,404
Accrued income taxes	3,005	2,161
Deferred income taxes	1,801	2,982
Prepaid FDIC Insurance	3,516	4,449
Other assets	5,844	2,388

TOTAL ASSETS	$1,286,181	$1,319,507

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$71,869	$73,566
Interest bearing	1,094,919	1,100,342
Total deposits	1,166,788	1,173,908

Advances from Federal Home Loan Bank	27,500	52,532
Subordinated debentures	18,000	18,000
Accrued interest payable	835	594
Accounts payable and other liabilities	2,930	3,162

TOTAL LIABILITIES	1,216,053	1,248,196
Commitments and contingent liabilities	-	-

STOCKHOLDERS' EQUITY:
Serial preferred stock, $1 par value per share;
authorized 5,000,000 shares; issued and
outstanding, 20,000 shares with a liquidation
preference of $20,000	19,849	19,835
Common stock, $1 par value per share;
authorized 35,000,000 shares; issued and
outstanding, 4,739,622 shares Mar (2011), and 4,726,329
shares Dec (2010)	4,740	4,726
Additional paid-in capital	35,290	35,201
Retained earnings	13,930	16,264
Accumulated other comprehensive loss	(3,681)	(4,715)

TOTAL STOCKHOLDERS' EQUITY	70,128	71,311
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,286,181	$1,319,507

FIRST FINANCIAL SERVICE CORPORATION
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
(Dollars in thousands, except per share data)	March 31,
	2011	2010
Interest and Dividend Income:
Loans, including fees	$12,343	$14,047
Taxable securities	1,566	493
Tax exempt securities	257	171
Total interest income	14,166	14,711

Interest Expense:
Deposits	4,914	4,869
Short-term borrowings	-	21
Federal Home Loan Bank advances	295	593
Subordinated debentures	341	327
Total interest expense	5,550	5,810

Net interest income	8,616	8,901
Provision for loan losses	3,465	1,752
Net interest income after provision for loan losses	5,151	7,149

Non-interest Income:
Customer service fees on deposit accounts	1,445	1,525
Gain on sale of mortgage loans	265	299
Gain on sale of investments	69	-
Loss on sale of investments	-	(23)
Other than temporary impairment loss:
Total other-than-temporary impairment losses	(37)	(172)
Portion of loss recognized in other comprehensive
income/(loss) (before taxes)	-	-
Net impairment losses recognized in earnings	(37)	(172)
Loss on sale and write downs on real estate acquired
through foreclosure	(235)	(26)
Brokerage commissions	107	93
Other income	379	442
Total non-interest income	1,993	2,138

Non-interest Expense:
Employee compensation and benefits	4,329	4,090
Office occupancy expense and equipment	811	804
Marketing and advertising	225	225
Outside services and data processing	797	730
Bank franchise tax	314	350
FDIC insurance premiums	970	660
Amortization of core deposit intangible	77	64
Real estate acquired through foreclosure expense	382	155
Other expense	1,501	1,196
Total non-interest expense	9,406	8,274

Income/(loss) before income taxes	(2,262)	1,013
Income taxes/(benefits)	(192)	258
Net Income/(Loss)	(2,070)	755
Less:
Dividends on preferred stock	(250)	(250)
Accretion on preferred stock	(14)	(14)
Net income (loss) attributable to common shareholders	$(2,334)	$491

Shares applicable to basic income per common share	4,736,287	4,715,721
Basic income (loss) per common share	$(0.49)	$0.10

Shares applicable to diluted income per common share	4,736,287	4,715,721
Diluted income (loss) per common share	$(0.49)	$0.10

Cash dividends declared per common share	$-	$-

FIRST FINANCIAL SERVICE CORPORATION
Unaudited Selected Ratios and Other Data

	As of and For the
	Three Months Ended
	March 31,
Selected Data	2011	2010

Performance Ratios

Return on average assets	(0.73)%	0.16%

Return on average equity	(12.22)%	2.31%

Average equity to average assets	5.97%	6.98%

Net interest margin	2.91%	3.12%

Efficiency ratio from continuing operations	88.66%	74.95%

Book value per common share	$10.61	$14.01

Average Balance Sheet Data

Average total assets	$1,298,200	$1,233,356

Average interest earning assets	1,217,845	1,167,210

Average loans	877,140	988,646

Average interest-bearing deposits	1,092,868	1,005,553

Average total deposits	1,169,653	1,071,631

Average total stockholders' equity	77,485	86,139

Asset Quality Ratios

Non-performing loans as a percent of total loans (1)	7.42%	3.43%

Non-performing assets as a percent of total assets	6.89%	3.46%

Allowance for loan losses as a percent of total loans (1)	2.86%	1.95%

Allowance for loan losses as a percent of
non-performing loans	39%	57%

Annualized net charge-offs to total loans (1)	0.71%	0.27%
__________________________________
(1) Excludes loans held for sale.